Exhibit 99.2
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Early Settlement of Tender Offer and Consent Solicitation
Baton Rouge, LA — April 22, 2010 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today the results of the early settlement of the tender offer and consent solicitation by its wholly-owned subsidiary Lamar Media Corp. to purchase, for cash, any and all of its outstanding 7 1/4% Senior Subordinated Notes due 2013 (the “7 1/4% Notes”).
As of midnight, New York City time, on April 21, 2010, Lamar Media received tenders in respect of $365,390,000 aggregate principal amount of 7 1/4% Notes, all of which have been accepted for purchase by Lamar Media. The holders of accepted notes received total consideration of $1,012.08 per $1,000 principal amount of the notes tendered, which included a consent payment of $20.00 per $1,000 principal amount of the notes tendered. The total cash payment to purchase 7 1/4% Notes, including accrued and unpaid interest up to but excluding the April 22, 2010 early settlement date, was $377,971,900.
Tendering holders also delivered consents to the adoption of certain proposed amendments to the indenture pursuant to which the 7 1/4% Notes were issued. Consents authorizing entry into a supplemental indenture containing the proposed amendments were obtained from holders of a majority in aggregate principal amount of the 7 1/4% Notes. The supplemental indenture has been executed and has become operative.
Holders who have not already tendered 7 1/4% Notes may continue to do so at any time prior to the expiration of the tender offer and the consent solicitation at midnight, New York City time, on May 5, 2010, unless extended or earlier terminated. However, such holders will not be entitled to receive any consent payment. Withdrawal rights for the tender offer have expired.
The dealer manager for the tender offer and the solicitation agent for the consent solicitation is J.P. Morgan Securities Inc. Global Bondholder Services Corporation is acting as depositary and information agent in connection with the tender offer and the consent solicitation.
None of Lamar Media, the dealer manager, the solicitation agent, the information agent or the depositary or their respective affiliates is making any recommendation as to whether holders should tender all or any portion of their notes in the tender offer or deliver consents in the consent solicitation.
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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offer and consent solicitation for the 7 1/4% Notes. The tender offer and the consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent. Holders of the 7 1/4% Notes should read these materials because they contain important information. The tender offer and the consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Contact:
Lamar Media Corp.
Keith Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com